Exhibit 10.1

METHODE ELECTRONICS, INC.
2014 Omnibus Incentive Plan

1.	Preamble.
Methode Electronics, Inc., a Delaware corporation (the “Company”), hereby establishes the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (the “Plan”) as a means whereby the Company may, through awards of (i) incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, (ii) non-qualified stock options (“NSOs”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock (“Restricted Stock”); (v) restricted stock units (“Restricted Stock Units”) and (vi) performance units (“Performance Units”):

(a)	provide selected officers, directors and employees with additional incentive to promote the success of the Company’s business;

(b)	encourage such persons to remain in the service of the Company; and

(c)	enable such persons to acquire proprietary interests in the Company.

2.	Definitions and Rules of Construction.
2.01    Definitions.

(a)	“2007 Stock Plan” means the Methode Electronics, Inc. 2007 Stock Plan.

(b)	“2010 Stock Plan” means the Methode Electronics, Inc. 2010 Stock Plan.

(c)	“Affiliate” means any entity in which, in the opinion of the Committee, the Company has a significant economic interest during any period.

(d)	“Award” means the grant of Options, SARs, Restricted Stock, Restricted Stock Units, and/or Performance Units to a Participant.

(e)	“Award Date” means the date upon which an Award is granted to a Participant under the Plan.

(f)	“Board” or “Board of Directors” means the board of directors of the Company.

(g)	“Cause” means:

(i)	Participant’s conviction of a felony;

(ii)	Participant’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Participant to the detriment of the Company;

(iii)
a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Participant’s employment because of such failure;

(iv)	any willful misconduct by the Participant which affects the business reputation of the Company;

Exhibit 10.1

(v)
breach in any material respect by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Affiliate or Subsidiary; or

(vi)	Participant’s violation of the Company’s code of conduct.
The Participant shall be considered to have been discharged for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.

(h)	“Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)
any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Exchange Act) of more than fifty percent (50%) of the total voting power of Common Stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of Control of the Company; or

(ii)
a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)
the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(iv)	the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company and its Subsidiaries.
Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section  1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

(j)	“Committee” means the Compensation Committee of the Board of Directors.

Exhibit 10.1

(k)	“Common Stock” means common stock of the Company, par value $.50 per share.

(l)	“Company” means Methode Electronics, Inc., a Delaware corporation, and any successor thereto.

(m)	“Covered Employee” means an employee who is, or as determined by the Committee may become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

(o)
“Fair Market Value” means as of any date, (i) if the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange, the closing sales price for such stock as quoted on the principal exchange or system on which the Common Stock is listed or, if no sales occurred on that date, the next trading day on which actual sales occurred, or (ii) in the absence of an established market for the Common Stock of the type described in (i) above, the Fair Market Value shall be determined by the Committee in good faith.

(p)
“Family Members” mean with respect to an individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the individual’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the individual) control the management of assets, and any other entity in which these persons (or the individual) own more than 50% of the voting interests.

(q)	“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

(r)	“NSO” means a non-qualified stock option which is not intended to qualify as an incentive stock option under Section 422 of the Code.

(s)	“Option” means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

(t)	“Option Price” means the price per share of Common Stock at which an Option may be exercised.

(u)	“Participant” means an individual to whom an Award has been granted under the Plan.

(v)
“Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (1) book value or book value per share; (2) stock price (including growth in price or total shareholder return); (3) sales (including net or gross, reflected in dollars or volume); (4) cash flow (including funds from operations); (5) operating income; (6) gross or net income; (7) pre-tax income; (8) earnings (either in the aggregate or on a per-share basis); (9) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization before taxes (including EBIT and EBITDA); (10) economic value added; (11) expenses/costs; (12) gross or net margins; (13) gross or net profits; (14) gross or net revenues; (15) return measures (including return on net sales, return on assets or net assets, return on equity, return on investment, return on capital employed, return on invested capital, gross profit return on

Exhibit 10.1

investment, gross margin return on investment, cash flow returns); (16) market share; (17) debt measures (including debt service or debt leverage); (18) profitability ratios; (19) working capital; (20) operational performance measures (including productivity, safety, product lines, product development, sales results, economic value added, cost reduction measures, customer service or satisfaction, employee satisfaction or strategic innovation); (21) transactions relating to acquisitions or divestitures; (22) assets; (23) financings; (24) market capitalization; (25) measures of personal targets, goals or objectives (including succession and hiring projects, completion of specific acquisitions, divestitures, reorganizations or other corporate transactions or capital-raising transactions, expansion, improvement or development of specific business operations or product lines, management of inventory or receivables, implementing tax planning or other business or financial strategies or initiatives, meeting budgets, pursuit of formal education, participation in executive training or leadership programs, supervision of litigation or management of information technology systems); (26) internal enterprise value (the product of the last twelve (12) months EBITDA times the “historic multiple of EBITDA” adjusted for cash, short-term investments on hand, debt and preferred stock at the end of the measurement period. The “historic multiple of EBITDA” is determined by dividing (i) the product of the average price per share of Common Stock for the year of measurement (adjusted for cash, short-term investments on hand, debt and preferred stock at the end of the measurement period) times the average number of shares of Common Stock outstanding during the year of measurement, by (ii) the actual EBITDA for the corresponding year. Internal enterprise value can be based on a gross value or a per share of Common Stock basis); or (27) external enterprise value (the fair market value per share of Common Stock as determined by a bona fide offer for the purchase of the Company’s Common Stock outstanding (including any stock equivalents convertible to Common Stock)).
Any Performance Criteria may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Subsidiary or Affiliate as a whole or any business unit or division of the Company or any Subsidiary or Affiliate or any combination thereof, (ii) be compared to the performance of one or more other companies, or published or special index, (iii) be absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) be based on GAAP or non-GAAP calculations; (v) relate to or be compared to one or more other Performance Criteria, or (vi) any combination of the foregoing.

(w)
“Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a segment, division, business unit, product or product line of the Company, or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.

(x)	“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

(y)	“Performance Unit” means a dollar denominated unit awarded to a Participant pursuant to Section 10 of the Plan.

(z)	“Plan” means the Methode Electronics, Inc. 2014 Omnibus Incentive Plan, as set forth herein and from time to time amended.

Exhibit 10.1

(aa)
“Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and is designated as a Qualified Performance-Based Award pursuant to Section 11 hereof.

(bb)	“Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

(cc)	“Restricted Stock Unit” means a share-denominated unit awarded to a Participant pursuant to Section 8 of the Plan.

(dd)	“SAR” means a stock appreciation right issued to a Participant pursuant to Section 9 of the Plan.

(ee)	“SEC” means the Securities and Exchange Commission.

(ff)	“Subsidiary” means any entity during any period of which the Company owns or controls more than 50% of: (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.
2.02    Rules of Construction.

(a)
Governing Law and Venue. The construction and operation of the Plan are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction, and any litigation arising out of the Plan shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

(b)	Undefined Terms. Unless the context requires another meaning, any term not specifically defined in the Plan is used in the sense given to it by the Code.

(c)	Headings. All headings in the Plan are for reference only and are not to be utilized in construing the Plan.

(d)
Conformity with Section 162(m). All Qualified Performance-Based Awards are intended to qualify as performance-based compensation under Section 162(m) of the Code to which the applicable remuneration limits of Section 162(m)(1) of the Code do not apply, and all provisions of the Plan relating to such Awards shall be construed in conformity with this intention.

(e)
Conformity with Section 409A. Awards under the Plan are intended to comply with Section 409A of the Code or an exception to Section 409A of the Code, and all provisions of the Plan shall be construed in conformity with this intention. To the extent required by Section 409A of the Code, any reference to “separation from service,” “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Section 409A of the Code unless such event also constitutes a “separation from service” within the meaning of Section 409A of the Code.

If a Participant is a “specified employee” within the meaning of Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of the Participant’s separation from service, to the extent any payment under the Plan constitutes deferred compensation within the meaning of the Code (after taking into account any applicable exemptions from Section 409A of the Code) that is payable upon a separation from service, then, to the extent required by Section 409A of the Code, no payments due under the

Exhibit 10.1

Plan may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, on the first day of the seventh month following the Participant’s separation from service.
Notwithstanding any provision of the Plan or any agreement evidencing an Award to the contrary, in the event that the Committee determines that any Award may not or does not comply with Section 409A of the Code, the Board of Directors may adopt such amendments to the Plan and the agreement evidencing the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors determines are necessary or appropriate to comply with the requirements of Section 409A of the Code. If the Plan or an Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its Affiliates shall have any liability for any tax penalty or interest imposed on a Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Section 409A of the Code.

(f)
Conformity with Section 422. Any ISOs issued under the Plan are intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention. Any NSOs issued under the Plan are not intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

(g)	Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons of any gender.

(h)	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

(i)
Severability. If any provision of the Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.	Stock Subject to the Plan.
3.01    General Limitation. Subject to adjustment as provided in Section 15 hereof, the aggregate number of shares of Common Stock for which Awards may be issued under the Plan may not exceed 3,000,000 shares, less one share for every one share of Common Stock issued or issuable pursuant to awards made after May 3, 2014 under the 2007 Stock Plan or 2010 Stock Plan. Upon the approval of the Plan by the Company’s stockholders, no further awards shall be granted under the 2007 Stock Plan or 2010 Stock Plan. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board’s discretion. If all or any portion of any Award (or, after May 3, 2014, an award under the 2007 Stock Plan or 2010 Stock Plan), shall terminate, expire, be cancelled or forfeited, settled in cash in lieu of shares of Common Stock, or be exchanged with the Committee’s approval, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock (other than a cancellation within the meaning of Code Section 162(m)), new Awards may thereafter be awarded with respect to such shares. Any shares of Common Stock tendered (by either actual delivery or attestation) or withheld to (i) pay the Option Price of an Option granted under the Plan (or, after May 3, 2014, to pay the option price of an option under the 2007 Stock Plan or 2010 Stock Plan) or (ii) satisfy tax withholding obligations associated with an Option or SAR granted under the Plan (or, after May 3, 2014, to satisfy tax withholding obligations associated with an option or stock appreciation right under the 2007 Stock Plan or 2010 Stock Plan), shall not become available again for grant under the Plan. Any shares of Common Stock that

Exhibit 10.1

were subject to a stock settled SAR granted under the Plan (or, after May 3, 2014, a stock-settled stock appreciation right under the 2007 Stock Plan or 2010 Stock Plan), that were not issued upon the exercise of such SAR shall not become available for grant under the Plan. In addition, any shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or, after May 3, 2014, options under the 2007 Stock Plan or 2010 Stock Plan) shall not become available for grant under the Plan.
3.02    Section 162(m) Limitations. Subject to adjustment as provided in Section 15 hereof, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations shall apply:

(a)	the maximum aggregate number of shares of Common Stock for which Options or SARs may be granted to any Participant in any calendar year shall be 1,500,000 shares of Common Stock;

(b)
the maximum aggregate number of shares of Common Stock that may be delivered to any Participant in any calendar year under Awards of Restricted Stock or Restricted Stock Units that are Qualified Performance-Based Awards shall be 1,000,000 shares of Common Stock determined as of the date of delivery;

(c)
the maximum aggregate amount that may be paid to any Participant in any calendar year under Awards of Performance Units that are Qualified Performance-Based Awards payable in cash or property other than shares of Common Stock shall be $20,000,000, determined as of the date of payout; and

(d)
the maximum aggregate amount that may be paid to any Participant in any calendar year as a dividend or dividend equivalent under Section 23 of the Plan in relation to a Qualified Performance-Based Award of Restricted Stock or Restricted Stock Units shall be $5,000,000, determined as of the date of payout.

3.03    Incentive Stock Option Limitation. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Common Stock for which Awards may be granted under the Plan pursuant to ISOs shall be 3,000,000.
3.04    Non-Employee Director Limitation. Notwithstanding anything to the contrary, the maximum grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under this Plan to any non-employee director during any calendar year shall not exceed $400,000.

4.	Administration.
The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members. The Committee’s determinations are final and binding on all Participants. In addition to any other powers set forth in the Plan, the Committee has the following powers:

(a)	to construe and interpret the Plan;

(b)	to establish, amend and rescind appropriate rules and regulations relating to the Plan;

(c)
subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the form of agreements which evidence such Awards, the number of Options, Restricted Stock, Restricted Stock Units, Performance Units and/or SARs to be subject to each Award, the Option Price, the vesting schedule (including any performance targets to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 21 hereof, to amend or modify any of the terms

Exhibit 10.1

of outstanding Awards provided, however, that except as permitted by Section 15, no outstanding Award may be repriced, whether through cancellation of the Award and the grant of a new Award, or the amendment of the Award, without the approval of the stockholders of the Company;

(d)	generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted hereunder as it may deem necessary or advisable; and

(e)	to determine the form in which tax withholding under Section 18 of the Plan will be made (i.e., cash, Common Stock or a combination thereof).
Except to the extent prohibited by applicable law or the applicable rules of a stock exchange and except as prohibited with respect to any Qualified Performance-Based Award, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.	Eligible Participants.
Present and future directors, officers and key employees of the Company or any Subsidiary or Affiliate shall be eligible to participate in the Plan. The Committee from time to time shall select those officers, directors and employees of the Company and any Subsidiary or Affiliate of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan, the number, if any, of ISOs, NSOs, SARs, Restricted Stock Units, Performance Units and shares of Restricted Stock or any combination thereof, to be awarded to each Participant.

6.	Terms and Conditions of Non-Qualified Stock Option Awards.
Subject to the terms of the Plan, the Committee, in its discretion, may award an NSO to any Participant. Each NSO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee and set forth in the agreement evidencing an Award, each NSO shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:
6.01    Option Period. Except as set forth below, each NSO will expire as of the earliest of:

(a)	the date on which it is forfeited under the provisions of Section 13;

(b)	the ten-year anniversary of the Award Date;

Exhibit 10.1

(c)
in the case of a Participant who is an employee of the Company or a Subsidiary or Affiliate, three (3) months after the Participant’s termination of employment with the Company and its Subsidiaries and Affiliates for any reason other than for Cause, death, total and permanent disability or retirement on or after age 65;

(d)
in the case of a Participant who is a member of the board of directors of the Company or a Subsidiary or Affiliate, but not an employee of the Company, a Subsidiary or an Affiliate, three (3) months after the Participant’s termination as a member of the board for any reason other than for Cause, death, total and permanent disability or retirement on or after age 65;

(e)
immediately upon the Participant’s termination of employment with the Company and its Subsidiaries and Affiliates or service on a board of directors of the Company or a Subsidiary or Affiliate for Cause;

(f)
thirty-six (36) months after the Participant’s termination of employment or service on the board of the Company, a Subsidiary or Affiliate due to death, total and permanent disability or retirement on or after age 65; or

(g)	any other date specified by the Committee when the NSO is granted.
If an NSO would expire on a day that the Participant cannot exercise the NSO because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such NSO would no longer violate an applicable Federal, state, local and foreign laws, to the extent allowed under Code Section 409A.
6.02    Option Price. At the time granted, the Committee shall determine the Option Price of any NSO, which shall be no less than 100% of the Fair Market Value of the Common Stock subject to the NSO on the Award Date and in the absence of such determination, the Option Price shall be 100% of the Fair Market Value of the Common Stock subject to the NSO on the Award Date.
6.03    Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, NSO Awards shall vest in accordance with Section 13.
6.04    No Deferral Feature. No NSO shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the NSO.
6.05    No Dividend Equivalents. No NSO shall provide for dividend equivalents.
6.06    Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

7.	Terms and Conditions of Incentive Stock Option Awards.
Subject to the terms of the Plan, the Committee, in its discretion, may award an ISO to any employee of the Company or a Subsidiary. Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee and set forth in the agreement evidencing an Award, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:
7.01    Option Period. Each ISO will expire as of the earliest of:

(a)	the date on which it is forfeited under the provisions of Section 13;

(b)	the ten-year anniversary of the Award Date, except as set forth in Section 7.02 below;

Exhibit 10.1

(c)	immediately upon the Participant’s termination of employment with the Company and its Subsidiaries for Cause;

(d)	three (3) months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause, death or total and permanent disability.

(e)	twelve (12) months after the Participant’s termination of employment due to death or total and permanent disability; or

(f)	any other date (within the limits of the Code) specified by the Committee when the ISO is granted.
7.02    Option Price and Expiration. The Option Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than 100% of the Fair Market Value of the Common Stock subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the Option Price shall be at least 110% of the Fair Market Value of the Common Stock subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five (5) years from the Award Date.
7.03    Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, ISO Awards shall vest in accordance with Section 13.
7.04    No Deferral Feature. No ISO shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the NSO.
7.05    No Dividend Equivalents. No ISO shall provide for dividend equivalents.
7.06    Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Code Section 422 and the regulations thereunder.
7.07    $100,000 Limitation. To the extent required by Section 422 of the Code, if the aggregate Fair Market Value (determined as of the time of grant) of Common Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and its Subsidiaries) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSOs.

8.	Terms and Conditions of Restricted Stock or Restricted Stock Unit Awards.
Subject to the terms of the Plan, the Committee, in its discretion, may award Restricted Stock or Restricted Stock Units to any Participant. Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an agreement, in such form as is approved by the Committee, and all shares of Common Stock awarded to Participants under the Plan as Restricted Stock and all Restricted Stock Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:
8.01    Restricted Period. Except as permitted by Section 16 hereof, shares of Restricted Stock awarded under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest, and Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered at any time.
8.02    Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Awards of Restricted Stock and Restricted Stock Units shall vest in accordance with Section 13.

Exhibit 10.1

8.03    Voting. Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award agreement, a Participant holding shares of Restricted Stock shall have the right to exercise full voting rights with respect to shares of Restricted Stock to the extent permitted or required by law. A Participant shall have no voting rights with respect to any Restricted Stock Units or the shares corresponding to any Restricted Stock Units.
8.04    Certificate Legend for Restricted Stock Awards. Each certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the Methode Electronics, Inc. 2014 Omnibus Incentive Plan and an Agreement entered into between the registered owner and Methode Electronics, Inc. Copies of such Plan and Agreement are on file at the principal office of Methode Electronics, Inc.”
8.05    Settlement of Restricted Stock Units. In the case of an Award of Restricted Stock Units, no shares of Common Stock or other property or cash equivalent shall be issued at the time such Award is granted. Unless otherwise provided in the Award Agreement or elected by the Participant, upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units, such Restricted Stock Units shall be settled and such settlement may be made in shares of Common Stock, cash or a combination thereof, as provided in the Award Agreement.

9.	Terms and Conditions of Stock Appreciation Right Awards.
The Committee may, in its discretion, grant an SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, and may relate to and be associated with all or any part of a specific NSO. An SAR shall entitle the Participant to whom it is granted the right, so long as such SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his SAR and, if applicable, the related NSO, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the Fair Market Value of the Common Stock on the Award Date of the SAR, or, if the SARs are related to an NSO, the per share Option Price under such NSO on the Award Date, and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related NSO or portion thereof which is surrendered.
9.01    Exercise Period. Except as otherwise determined by the Committee and set forth in the agreement evidencing an Award, an SAR granted in conjunction with an ISO or NSO shall terminate on the same date as the related ISO or NSO and shall be exercisable only if the Fair Market Value of a share of Common Stock exceeds the Option Price for the related ISO or NSO, and then shall be exercisable to the extent, and only to the extent, that the related ISO or NSO is exercisable. The Committee may at the time of granting any SAR add such additional conditions and limitations to the SAR as it shall deem advisable, including, but not limited to, limitations on the period or periods within which the SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such SAR. Any ISO or NSO or portion thereof which is surrendered with an SAR shall no longer be exercisable. An SAR that is not granted in conjunction with an ISO or NSO shall terminate on such date as is specified by the Committee in the agreement evidencing the SAR, provided that an SAR shall terminate no later than ten years from the Award Date, and shall vest in accordance with Section 13. If an SAR would expire on a day that the Participant cannot exercise the SAR because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such SAR would no longer violate an applicable Federal, state, local and foreign laws, to the extent allowed under Code Section 409A.
9.02    Settlement. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company’s obligation arising out of the exercise of an SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver, less the withholding required under Section 18 hereof.

Exhibit 10.1

9.03    No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
9.04    No Dividend Equivalents. No SAR shall provide for dividend equivalents.

10.	Terms and Conditions of Performance Unit Awards.
Subject to the terms of the Plan, the Committee, in its discretion, may award Performance Units to any Participant. Each Award of Performance Units shall be evidenced by an agreement, in such form as is approved by the Committee, and, except as otherwise provided by the Committee and set forth in the agreement evidencing an Award, all Performance Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:
10.01    Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.
10.02    Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.
10.03    Settlement of Performance Units. Any Performance Unit shall be settled and paid within ninety (90) days after the end of the applicable Performance Period in the form of cash or in shares of Common Stock or in a combination thereof, as specified in the Participant’s applicable Award Agreement. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary or Affiliate on the day a Performance Unit is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Unit for a Performance Period only if the Performance Goals for such period are achieved. Any shares of Common Stock paid to a Participant under this Section may be subject to any restrictions deemed appropriate by the Committee.

11.	Terms and Conditions of Qualified Performance-Based Awards.
11.01    Purpose. The purpose of this Section 11 is to provide the Committee the ability to qualify Awards of Restricted Stock, Restricted Stock Units and Performance Units as Qualified Performance-Based Awards. If the Committee, in its discretion, decides to grant to a Covered Employee an Award of Restricted Stock, Restricted Stock Units or Performance Units that is intended to constitute a Qualified Performance-Based Award, the provisions of this Section shall control over any contrary provision contained herein.
11.02    Applicability. This Section 11 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.
11.03    Procedures with Respect to Qualified Performance-Based Awards. To the extent necessary to comply with the applicable requirements of Section 162(m)(4)(C) of the Code, with respect to any Award of Restricted Stock, Restricted Stock Units or Performance Units that may be granted to one or more Covered Employees, no later than 90 days following the commencement of the applicable Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance

Exhibit 10.1

Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. The Committee may not increase during a Performance Period the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions.
11.04    Adjustments and Modifications. Unless otherwise determined by the Committee at the time a Qualified Performance-Based Award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable Performance Goals based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year, provided that the exercise of such authority at such time would not cause any Qualified Performance-Based Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
11.05    Payment of Qualified Performance-Based Awards. Any Qualified Performance-Based Awards shall be settled and paid within ninety (90) days after the end of the applicable Performance Period in the form of cash or in shares of Common Stock or in a combination thereof, as specified in the Participant’s applicable Award Agreement. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary or Affiliate on the day a Qualified Performance-Based Award is paid to the Participant. Any shares of Common Stock paid to a Participant under this Section may be subject to any restrictions deemed appropriate by the Committee.
11.06    Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Goals or permit flexibility with respect to the terms of any Award or Awards to be treated as “performance-based compensation” under Section 162(m) of the Code without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
11.07    Effect on Other Plans and Arrangements. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

12.	Manner of Exercise of Options.
To exercise an Option in whole or in part, a Participant (or, after such Participant’s death, such Participant’s executor or administrator) must give written notice to the Company on a form acceptable to the Committee, stating the number of shares with respect to which such Participant intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Committee may permit the Option Price to be paid in cash or shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price. The Committee may also permit the Option Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of shares of Common Stock from the Common Stock otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the

Exhibit 10.1

Option Price. If a Participant pays the Option Price with shares of Common Stock which were received by the Participant upon exercise of an ISO, and such Common Stock has not been held by the Participant for at least the greater of:

(a)	two (2) years from the date the ISO was granted; or

(b)	one (1) year after the transfer of the shares of Common Stock to the Participant;
the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Code Section 422.

13.	Vesting.
13.01    Minimum Vesting Requirement. The Committee shall not be permitted to (a) make any Awards to employees which do not, (i) in the case of Options and SARs, contain a vesting period of less than one year, (ii) in the case of performance-based Restricted Stock, Restricted Stock Units or Performance Units, contain a vesting period of less than one year, and (iii) in the case of time-based Restricted Stock, Restricted Stock Units or Performance Units, contain a vesting period of less than three years, with no more frequent than ratable vesting over such period, or (b) accelerate the vesting of any such Award in a manner which would cause such Award to not comply with subsection (a) above, except as provided in Sections 13.04, 13.05 or 13.06; provided, however, that the Committee shall be permitted to make such Awards, or accelerate such vesting, in a manner that does not comply with subsection (a) or subsection (b) above, up to an aggregate of ten percent (10%) of the number of shares authorized for issuance under the Plan.
13.02    Options. A Participant may not exercise an Option until it has become vested. The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date. Unless the Committee establishes a different vesting schedule in compliance with Section 13.01 and sets forth such schedule in the Award Agreement, the following schedule applies to any Award of Options under the Plan:

Number of Months Since Award Date	Vested Percentage
fewer than 12 months	0%
at least 12 months, but less than 24 months	33⅓%
at least 24 months, but less than 36 months	66⅔%
36 months or more	100%
13.03    Restricted Stock, Restricted Stock Units, SARs and Performance Units. The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock, Restricted Stock Units, Performance Units or SARs that is not associated with an NSO granted under the Plan to a Participant, and in the absence of such a vesting schedule set forth in the Agreement evidencing the Award and in compliance with Section 13.01, such Award shall vest in accordance with Section 13.02, except that no vesting in accordance with Section 13.02 shall operate to accelerate the time of payment in violation of Section 409A of the Code.
13.04    Effect of Termination of Employment in Connection with Death, Disability or Retirement. Notwithstanding Sections 13.01, 13.02 and 13.03 above, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award:

(a)
if a Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated due to total and permanent disability as determined by the Company or death, all Awards (including Qualified Performance-Based Awards) shall become vested and, for this purpose, the target level of performance shall be deemed to have been achieved under all performance-based awards (including Qualified Performance-Based Awards); and

Exhibit 10.1

(b)
if a Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated due to retirement on or after such Participant’s sixty-fifth birthday or retirement on or after such Participant’s fifty-fifth birthday with consent of the Committee then, (i) all performance-based awards (including Qualified Performance-Based Awards) shall, as of the end of the performance period, vest based on actual performance on a pro rata basis based on the date of termination, and (ii) all other Awards shall vest pro rata based on the date of termination. In determining the number of shares to vest pro rata based on the date of termination, the number of months in the vesting period and the number of months elapsed since the grant date will be taken into consideration.

Unless the Committee otherwise provides in the applicable agreement evidencing an Award or as provided in Section 13.06, if a Participant’s employment with the Company, a Subsidiary or an Affiliate terminates for any other reason, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.
A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary or Affiliate, or vice versa, or a leave of absence approved by the Participant’s employer. A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary or Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries and Affiliates).
13.05    Effect of Termination of Service as a Director. Notwithstanding the foregoing, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, an Award to a member of the Board of Directors who is not an employee of the Company or its Subsidiaries or Affiliates shall become fully vested if the Participant ceases to be a member of the Board for any reason, other than removal from office by shareholders of the Company for Cause.
13.06    Effect of “Change of Control.” Notwithstanding Sections 13.01, 13.02 and 13.03 above, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, the following provisions shall apply to outstanding Awards in the event of a Change in Control.

(a)
Continuation, Assumption or Replacement of Awards. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by Section 15), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 13.06(c) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 13.06(a), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Sections 409A and 424 of the Code, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

(b)
Acceleration of Awards. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms and (ii) all

Exhibit 10.1

unvested Restricted Stock Awards, Restricted Stock Unit Awards and Performance Unit Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all performance-based awards (including Qualified Performance-Based Awards).

(c)
Termination After a Change in Control. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 13.06(a), and if within one year after the Change in Control a Participant experiences an involuntary termination of employment or other service for reasons other than Cause, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms and (ii) all unvested Restricted Stock Awards, Restricted Stock Unit Awards and Performance Unit Awards will become immediately vested and non-forfeitable. For this purpose, the target level of performance shall be deemed to have been achieved under all performance-based awards (including Qualified Performance-Based Awards).

14.	Deferrals.
To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or portion of any Award (other than NSOs, ISOs and SARs) may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code.

15.	Adjustments to Reflect Changes in Capital Structure.
15.01    Adjustments. If there is any change in the corporate structure or shares of the Company, the Committee will make any appropriate adjustments, including, but not limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of shares of Common Stock with respect to which Awards may be granted under the Plan (including the award limitations set forth in Section 3 hereof) and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Option Price and SAR base price. For the purposes of this Section 15, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, extraordinary cash dividend, separation, reorganization, or liquidation (including a partial liquidation) and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.
15.02    Cashouts. Subject to the restrictions set forth in Section 15.03, in the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction, the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards for the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event; provided, however, in each case:

(a)	that with respect to any ISO no such adjustment may be made that would cause the Plan to violate Section 422 of the Code (or any successor provision); and

(b)
that with respect to any NSO or SAR no such adjustment may be made that would cause the NSO or SAR to provide for the deferral of compensation within the meaning of Section 409A of the Code (or any successor provision).

15.03    Repricing Prohibited. Except in connection with a Change of Control or other corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend,

Exhibit 10.1

recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

16.	Nontransferability of Awards.
16.01    ISOs. ISOs are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, such Participant’s ISOs may be exercised only by such Participant.
16.02    Awards Other Than ISOs. All Awards granted pursuant to the Plan other than ISOs are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee’s discretion after vesting. With the approval of the Committee, a Participant may transfer an Award (other than an ISO) for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The provisions of this Section 16 shall not apply to any Common Stock issued pursuant to an Award for which all restrictions have lapsed and is fully vested.

17.	Rights as Stockholder.
No Common Stock may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Award until the date of the issuance of a stock certificate for the shares except as otherwise determined by the Committee and set forth in the agreement evidencing such Award.

18.	Withholding Taxes.
The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold shares of Common Stock at the minimum rate legally required, (ii) tendering back shares of Common Stock received in connection with such Award or (iii) delivering other previously acquired shares of Common Stock having a Fair Market Value approximately equal to the amount to be withheld.

19.	No Right to Employment.
Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company, its Subsidiaries, or an Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

20.	Funding.
Except as provided with respect to Restricted Stock under Section 8, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Participant any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Participant with any rights that are greater than those of a general creditor of the Company. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under applicable law. However, the Company may establish a “Rabbi Trust” for purposes of securing the payment pursuant to or following a Change of Control provided the funding of such trust does not violate Section 409A(b)(3) of the Code.

Exhibit 10.1

21.	Amendment of the Plan.
The Board of Directors may from time to time amend or revise the terms of the Plan in whole or in part, subject to the following limitations:

(a)
no amendment may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, no such consent shall be required if the Committee determines in its sole and absolute discretion that the amendment or revision (i) is required or advisable in order for the Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (ii) in connection with any transaction or event described in Section 15, is in the best interests of the Company or its stockholders. The Committee may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence;

(b)	no amendment may increase the limitations on the number of shares set forth in Section 3, unless any such amendment is approved by the Company’s stockholders; and

(c)	no amendment may be made to the provisions of Section 15.03 relating to repricing unless such amendment is approved by the Company’s stockholders;
provided, however, that adjustments pursuant to Section 15.01 shall not be subject to the foregoing limitations of this Section 21.

22.	Conditions Upon Issuance of Shares.
An Option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option or a stock-settled SAR, and Restricted Stock and Restricted Stock Units shall not be awarded until and unless the Award of Restricted Stock or Restricted Stock Units, exercise of such Option or stock-settled SAR and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.	Dividends and Dividend Equivalents.
The Committee may provide that Restricted Stock and Restricted Stock Units shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to a performance-based award (including a Qualified Performance-Based Award). For all performance-based awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to such Award vest upon satisfaction of the relevant performance goals and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or SARs.

Exhibit 10.1

24.	Substitution or Assumption of Awards by the Company.
The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under the Plan in substitution of such other company’s award, or (ii) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an existing option, such new Award may be granted with a similarly adjusted exercise price. The substitution or assumption of outstanding awards granted by another company under this Section 24.01 will not reduce the shares available for issuance under the Plan pursuant to Section 3.01.
24.01    Participants Based Outside the United States. In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries or Affiliates operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder, provided, however, that the Committee may not make any subplan that (a) increases the limitations contained in Section 3, (b) increases the number of shares available under the Plan, as set forth in Section 3; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act. Subject to the foregoing, the Committee may amend, modify, administer or terminate such subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.
24.02    Clawback. The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Exchange Act and the Dodd‑Frank Wall Street Reform and Consumer Protection Act.
24.03    Delay of Payments. Notwithstanding anything herein to the contrary, the Company may delay the settlement and payment of an Award under the circumstances described in this Section 24.03, provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)
Payments Subject to Code Section 162(m). A payment to a Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code Section 162(m), provided that the payment is made during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the applicability of Code Section 162(m). No election may be provided to the Participant with respect to the timing of payment under this Section 24.03(a).

(b)
Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

Exhibit 10.1

25.	Effective Date and Termination of Plan.
25.01    Effective Date. The Plan is effective as of the date of its approval by the stockholders of the Company. Awards may be made under the Plan prior to stockholder approval, but such Awards shall be conditioned on the approval of the Plan by stockholders of the Company.
25.02    Termination of the Plan. The Plan will terminate ten (10) years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto with respect to any shares that are not then subject to Awards. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.